Exhibit 99.1

For Immediate Release

News Media:	E.E. Wang Lukowski
949-614-5879
media@LTRXshareholders.com

Investors:	Edward McCarthy/Richard Grubaugh
D.F. King & Co., Inc.
212-269-5550
proxy@LTRXshareholders.com

LANTRONIX LARGEST SHAREHOLDER TL INVESTMENT DEMANDS RESIGNATIONS OF CHAIRMAN OF THE BOARD LEWIS SOLOMON AND PRESIDENT AND CEO JERRY CHASE; PUBLISHES OPEN LETTER TO SHAREHOLDERS CALLING FOR CHANGE

— 38% Lantronix Shareholder Cites Lack of Vision, Wrong Strategy, Poor Financial and Operational Results, Loss of Shareholder Value As Key Issues; Accuses Company of Using Voting Technicality to Limit Shareholders Right to Choose; Launches www.LTRXshareholders.com —

October 18, 2010 – Irvine, CA – In an open letter to the Lantronix Board of Directors, TL Investment, the largest shareholder of Lantronix Inc. (NASDAQ: LTRX), today demanded the resignations of Chairman of the Board Lewis Solomon and President and Chief Executive Officer Jerry Chase.

TL Investment criticized the board of directors for being unresponsive to investors’ growing discontent with the company’s poor financial and operational results and market cap devaluation.

In addition, TL Investment accused the company of using a voting process technicality to prevent shareholders from having “a real choice in selecting who will best serve their interests” in the upcoming board of directors election scheduled at the company’s annual shareholders’ meeting on December 15, 2010.

In a personal, open letter to shareholders published on www.ltrxshareholders.com, TL Investment’s owner and managing director, Bernhard Bruscha, explained his reasons for pursuing a public proxy fight, saying “I never wanted things to happen this way…but I sincerely believe that I was left with no choice.”

“Throughout its history, Lantronix has had a reputation as a leader in the device connectivity marketplace, which today is projected to achieve annual growth rates of 20% or more. Sadly, under Mr. Chase’s and Mr. Solomon’s leadership over the past two years, Lantronix today is losing its foothold in a rapidly expanding market,” said Bruscha, who is a co-founder of Lantronix, its largest shareholder and currently one of the nine directors of the company. “The company’s lackluster financial and operational results are directly attributed to leadership’s lack of vision, failure to implement a coherent market and customer-driven product strategy and unwillingness to listen to experts in the space. The people victimized are Lantronix shareholders who have lost more than one-third of the company’s value in the last two years and the hardworking and dedicated employees, who have experienced significant reduction in their ranks, and endured loss of income due to mandatory furloughs.”

On October 13, 2010, TL Investment, which owns approximately 38% of Lantronix outstanding shares, filed preliminary proxy materials with the Securities and Exchange Commission in connection with its solicitation of proxies in support of the election of its three proposed nominees to the nine member Board of Directors of Lantronix at the Company’s 2010 Annual Meeting of Shareholders. Copies of TL Investment’s preliminary proxy materials, its October 18, 2010 letter to the Lantronix Board of Directors, and its October 18, 2010 open letter to shareholders are all available free of charge at www.LTRXshareholders.com or at the Securities and Exchange Commission’s website at http://www.sec.gov.

About TL Investment

Based in Tübingen, Germany, TL Investment is a private investment firm. Founded in 2000, the firm invests in technology and other companies in the United States, Europe and Asia.

IMPORTANT ADDITIONAL INFORMATION

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, GOLD PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY TL INVESTMENT, BERNHARD BRUSCHA, MANFRED RUBIN-SCHWARZ, FREDERICK G. THIEL AND HOSHI PRINTER, FROM THE SHAREHOLDERS OF LANTRONIX, INC., FOR USE AT THE 2010 ANNUAL MEETING OF SHAREHOLDERS OF LANTRONIX, WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC., THE PARTICIPANTS’ PROXY SOLICITOR, TOLL-FREE FOR SHAREHOLDERS AT (800) 628-8532, AND FOR BANKS AND BROKERAGE FIRMS AT (212) 269-5550.

IMPORTANT INFORMATION RELATING TO THE ABOVE-NAMED PARTICIPANTS IN THIS PROXY SOLICITATION, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS IN LANTRONIX, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY TL INVESTMENT AND THE OTHER PARTICIPANTS WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 2010, WHICH DOCUMENT IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT WILL BE AVAILABLE TO SHAREHOLDERS OF LANTRONIX, INC. AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC., THE PARTICIPANTS’ PROXY SOLICITOR, TOLL-FREE FOR SHAREHOLDERS AT (800) 628-8532, AND FOR BANKS AND BROKERAGE FIRMS AT (212) 269-5550.

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